Exhibit 2.1

STOCK PURCHASE AGREEMENT

between

LIFEMD, INC.,

and

CLEARED TECHNOLOGIES, PBC,

and

The Sellers listed on Schedule 1 attached

dated as of

January 11, 2022

2

3

4

5

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of January 11, 2022, is entered into between the holders of the shares of common stock of the Company (as defined below) identified on Schedule 1 attached hereto (the “Sellers”) and LifeMD, Inc., a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, Sellers own all of the issued and outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Cleared Technologies, PBC, a Delaware public benefit corporation (the “Company”);

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Shares, subject to the terms and conditions set forth herein; and

WHEREAS, a portion of the purchase price payable by Buyer to Sellers shall be placed in escrow by Buyer, the release of which shall be contingent upon certain events and conditions, all as set forth in this Agreement and the Escrow Agreement (as defined herein);

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

The following terms have the meanings specified or referred to in this ARTICLE I:

“Acquisition Proposal” has the meaning set forth in Section 5.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Practices” means all of the professional medical companies, corporations, associations and entities to which the Company provides administrative and business support services, and including any limited liability company, corporation, association or other entity owned by the same.

6

“Affiliated Practices Agreements” is defined in Section 3.27(a).

“Affiliated Practices Capital Stock” means shares of stock of each of the Affiliated Practices that are issued and outstanding.

“Affiliated Practices Employment Agreements” is defined in Section 3.27(b).

“Affiliated Practices Personnel” means any former or current director, officer, employee, independent contractor or consultant of any Affiliated Practice.

“Affiliated Practices Shareholder” means a holder of Affiliated Practices Capital Stock.

“Allocation Schedule” has the meaning set forth in Section 6.05(b).

“Ancillary Documents” means the Escrow Agreement and any other agreement required to be delivered under this Agreement.

“Financial Statements” has the meaning set forth in Section 3.06.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Benefit Plan” has the meaning set forth in Section 3.20(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Change of Control” means the occurrence of a single transaction or series of related transactions pursuant to which (i) any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Exchange Act), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the (a) aggregate ownership by value or (b) outstanding voting securities of the Buyer having the right to vote for the election of members of the board of directors of Buyer, (ii) any reorganization, merger or consolidation of the Buyer, other than a transaction or series of related transactions in which the holders of the voting securities of the Buyer outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the (a) aggregate ownership of Buyer by value and (b) total voting power represented by the outstanding voting securities of the Buyer or such other surviving or resulting entity or (iii) a sale, lease or other disposition or exclusive license of all or substantially all of the assets of the Buyer.

7

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyer Shares” has the meaning set forth in Section 2.08(b).

“Buyer’s Accountants” means Friedman LLP.

“Cap” has the meaning set forth in Section 8.04(a).

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 2.05.

“Closing Date” has the meaning set forth in Section 2.05.

“Closing Date Payment” has the meaning set forth in Section 2.04(a)(i).

“Closing Payables” means: the Current Liabilities of the Company, determined as of the open of business on the Closing Date, and as may be adjusted pursuant to Schedule 2 attached hereto and Section 3.07(2) of the Disclosure Schedules.

“Closing Working Capital Statement” has the meaning set forth in Section 2.04(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Company Claims” has the meaning set forth in Section 5.13.

“Company Intellectual Property” means all Intellectual Property that is owned by the Company, any Subsidiary, or any Affiliated Practice.

8

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which the Company, any Subsidiary, or any Affiliated Practice is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance, registration or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Company IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company, and Subsidiary, or any Affiliated Practice.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means cash and cash equivalents, accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (b) deferred Tax assets, and (c) receivables from any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, but excluding payables to any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, deferred Tax liabilities, Transaction Expenses and the current portion of any Indebtedness of the Company, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“De Minimus Amount” has the meaning set forth in Section 8.04(a).

“Direct Claim” has the meaning set forth in Section 8.05(c).

9

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“Dollars or $” means the lawful currency of the United States.

“Earn-Out Event” has the meaning set forth in Section 2.08(a).

“Earn-Out Payment” has the meaning set forth in Section 2.08(a).

“Earn-Out Period” has the meaning set forth in Section 2.08(a).

“Earn-Out Products” means ear, nose, throat, allergy, and asthma categories of care products and services (including diagnostic tests) (the “Categories”) provided by either Buyer or Seller (but excluding Buyer primary care patients) which are obtained or scheduled through the Company brand names of “Cleared” or any other brand name under which products or services in the Categories are sold, which products, services, or brand name is derived predominantly or in full from the intellectual property of the Company (the “Brand”). “Earn-Out Products” shall include but not be limited to any form of online or offline business sales activity or revenue received from sales of products or services under the Brand, including sales activity and revenue associated with patients, organizations, insurance providers, and clients from products or services under the Brands.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of the Company as of: (i) the date of this Agreement; and (ii) future years for which allocations have been established and are in effect as of the date of this Agreement.

10

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity Consideration” has the meaning set forth in Section 2.09(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” means Lucosky Brookman LLP.

11

“Escrow Agreement” means the Escrow Agreement to be entered into by Buyer, Sellers and Escrow Agent at the Closing, substantially in the form of Exhibit A.

“Estimated Closing Payables” has the meaning set forth in Section 2.04(a)(ii).

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.04(a)(ii).

“Financial Statements” has the meaning set forth in Section 3.06.

“Federal Health Care Program” means all health benefit programs that are sponsored by a Governmental Authority, including “Federal health care programs” as defined by 42 U.S.C. §1320a-7b(f), Medicaid, Medicare, Medicare Advantage and TRICARE.

“Four-Year Earn-Out Period” has the meaning set forth in Section 2.08(a)(ii).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Contracts” has the meaning set forth in Section 3.09(a)(viii).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Gross Revenue” has the meaning set forth in Section 2.07(c)(ii).

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

12

“Health Care Laws “ means any and all applicable Laws, one purpose of which is the regulation of health care, applicable to the Company or the Affiliated Practices, including: (i) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b) (including applicable statutory exceptions and safe harbor regulations)), (ii) the Exclusion Law (42 U.S.C. § 1320a-7), (iii) the Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a and 1320a-7b), (iv) the “Stark Law” (42 U.S.C. § 1395nn), including the statutory exceptions and regulatory exceptions (42 C.F.R. § 411.350 et seq.), (v) the federal False Claims Act (42 C.F.R. § 3729 et seq.), (vi) the Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.) and the Federal Health Care Fraud Law (18 U.S.C. § 1347), (vii) the Medicaid statute (Title XIX of the Social Security Act, 42 U.S.C. § 1396 et seq.), (viii) the Consolidated Omnibus Budget Reconciliation Act of 1985, (ix) TRICARE, 10 U.S.C. §1071 et seq., (x) all Information Laws as defined herein, (xi) any Laws concerning the billing, coding or submission of claims or collection of accounts receivable or refund of overpayments; (xii) any Laws concerning the corporate practice of medicine and the provision of management or administrative services to medical practices; (xiii) any Laws related to the provision of telemedicine, telehealth, or remote telemetry services; and (xiv) any other Law or regulation of any domestic Governmental Authority which regulates kickbacks, fraud and abuse, Federal Health Care Programs, claims processing, medical record documentation requirements, the hiring of employees or acquisition of services or products from those who have been excluded from Federal Health Care Programs, licensure or any other aspect of providing health care.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, and as otherwise may be amended from time to time, and any and all implementing regulations, as in effect from time to time, including, the Privacy Standards (45 C.F.R. Parts 160 and 164), the Electronic Transactions Standards (45 C.F.R. Parts 160 and 162), and the Security Standards (45 C.F.R. Parts 160, 162 and 164) promulgated under the Administrative Simplifications subtitle of the Health Insurance Portability and Accountability Act of 1996, as amended.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Payables), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) all accrued but unpaid Taxes attributable to a Pre-Closing Tax Period; (h) all Taxes deferred pursuant to the CARES Act or the Payroll Tax Executive Order; (i) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (h); and (j) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (i).

13

“Indemnification Escrow Amount” means $250,000.

“Indemnification Escrow Fund” has the meaning set forth in Section 2.03(a)(iii)(B).

“Indemnified Liabilities” means (a) any and all Indemnified Taxes, (b) all Liabilities of the Company relating to the business of the Company or otherwise arising out of events, transactions, facts, circumstances, acts, or omissions which occurred prior to the Closing Date.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnified Taxes” means: (a) any and all Taxes attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.22 (Taxes); (b) any and all Taxes attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in this Article VII (Tax Matters); (c) any and all Taxes of Seller; (d) any and all Taxes of the Company for all Pre-Closing Tax Periods; (e) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a Liability under Treasury Regulations Section 1.1502-6 or any comparable provisions of foreign, state or local Law; (f) any and all Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability or by contract, or otherwise, relating to an event or transaction occurring before the Closing Date; (g) Transfer Taxes; (h) any and all Taxes deferred pursuant to the CARES Act, the Payroll Tax Executive Order, or any similar applicable federal, state or local Law; and (i) any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection with any of the foregoing.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” has the meaning set forth in Section 2.04(c)(iii).

“Initial Payment” has the meaning set forth in Section 2.02.

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

14

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Investor Representation Letter” means a letter to be delivered by each Seller, substantially in the form attached as Exhibit B.

“Key Employees” mean Ryan Rockefeller and Payel Gupta.

“Key Employee Agreement” means an employment agreement between the Buyer and a Key Employee, in substantially the form attached as Exhibit C.

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any director or officer of any Seller or the Company, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.07.

“Licensed Intellectual Property” means all Intellectual Property in which the Company, any Subsidiary, or any Affiliated Practice holds any rights or interests granted by other Persons, including Sellers or any of their Affiliates.

15

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, any Subsidiary, or any Affiliated Practice or (b) the ability of any Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 3.05 and Section 5.09; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company, any Subsidiary, or any Affiliated Practice compared to other participants in the industries in which the Company, any Subsidiary, or any Affiliated Practice conducts its businesses.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.15(a).

“Material Suppliers” has the meaning set forth in Section 3.15(b).

“Multiemployer Plan” has the meaning set forth in Section 3.20(c).

“One Year Fixed Payment” has the meaning set forth in Section 2.02(b).

“Paycheck Protection Program” means a loan originated or received pursuant to or in accordance with the CARES Act.

“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020, and including any administrative or other guidance published with respect thereto by any Governmental Authority.

16

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Platform Agreements” has the meaning set forth in Section 3.12(h).

“Post-Closing Adjustment” has the meaning set forth in Section 2.04(b)(ii).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Company for any Post-Closing Tax Period.

“Private Programs” means any non-governmental private commercial insurance program or other payment program for medical expenses, including health maintenance organizations, preferred provider organizations, health insurance plans, health benefit plans, insurance companies, managed care organizations and other third party payors.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Purchase Price” has the meaning set forth in Section 2.02.

“Purchase Price Adjustment Escrow Amount” means $250,000.

“Purchase Price Adjustment Escrow Fund” has the meaning set forth in Section 2.03(a)(iii)(A).

“Qualified Benefit Plan” has the meaning set forth in Section 3.20(c).

“Qualified Net Revenues” has the meaning set forth in Section 2.07(c)(i).

17

“Real Property” means the real property owned, leased or subleased by the Company, any Subsidiary, or any Affiliated Practice together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.04(c)(ii).

“Restricted Business” means telehealth, telemedicine and medical marketing.

“Review Period” has the meaning set forth in Section 2.04(c)(i).

“Section 338(h)(10) Election” has the meaning set forth in Section 6.05(a).

“Seller” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Seller Majority” has the meaning set forth in Section 10.01.

“Seller Representative” has the meaning set forth in Section 10.01.

“Seller’s Accountants” means Rosen & Federico, Certified Public Accountants, located at 135 Crossways Park Drive Suite LL03, Woodbury, NY 11797.

“Shares” has the meaning set forth in the recitals.

“Single Employer Plan” has the meaning set forth in Section 3.20(c).

“Statement of Objections” has the meaning set forth in Section 2.04(c)(ii).

“Straddle Period” has the meaning set forth in Section 6.04.

18

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries) owns, directly or indirectly, (a) more than fifty percent (50%) of the capital stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such legal entity, or otherwise controls the entity or (b) generally entitled to share in a majority of the profits or capital of such legal entity. For the avoidance of doubt, no Affiliated Practice shall be deemed to be a Subsidiary of the Company.

“Target Payables” means $400,000, plus $3,333 for each day that the Closing extends past December 31, 2021. For example, if the Closing occurs on January 15, 2022, then Target Payables shall mean $449,995.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto, whether disputed or not or in respect of any failure to comply with any requirement regarding Tax Returns, and any interest in respect of such additions or penalties, and any such amounts payable pursuant to any tax-sharing agreement or other agreement relating to the payment of any such Tax, levy, impost, duty, assessment, charge or withholding, whether imposed directly, under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a result of being a transferee, successor, or member of an affiliated, consolidated, unitary or combined group, by contract, or otherwise.

“Tax Claim” has the meaning set forth in Section 6.05.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the United States of America.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Three-Year Earn-Out Period” has the meaning set forth in Section 2.08(a)(i).

“Transaction Expenses” means all fees and expenses incurred by the Company or Sellers at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the transactions contemplated hereby and thereby.

19

“Transfer Taxes” has the meaning set forth in Section 6.01(b).

“Two Year Fixed Payment” has the meaning set forth in Section 2.02(c).

“Undisputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“Union” has the meaning set forth in Section 3.21(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II

Purchase and sale

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Shares, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Section 2.02 Purchase Price. The aggregate purchase price for the Shares shall be $3,920,000, subject to adjustment pursuant to Section 2.04 hereof (the “Purchase Price”), consisting of (a) $460,000 to be paid at Closing (the “Initial Payment”), (b) $1,730,000 payable on or before the one year anniversary of the Closing Date (the “One Year Fixed Payment”), and (c) $1,730,000 payable on or before the two year anniversary following the Closing Date (the “Two Year Fixed Payment”).

Section 2.03 Transactions to be Effected at the Closing.

(a) At the Closing, Buyer shall:

(i) deliver to Sellers:

(A) the Closing Date Payment less the Purchase Price Adjustment Escrow Amount, by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer no later than two Business Days prior to the Closing Date; and

(B) the Ancillary Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03 of this Agreement.

20

(ii) deliver to the Escrow Agent:

(A) the Purchase Price Adjustment Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Purchase Price Adjustment Escrow Fund”) by wire transfer of immediately available funds to accounts designated by the Escrow Agent, to be held for the purpose of securing the obligations of Sellers in Section 2.04(d); and

(B) the Escrow Agreement.

(b) At the Closing, Sellers shall deliver to Buyer:

(i) stock certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;

(ii) a completed and duly executed Investor Representation Letter for each of the Sellers; and

(iii) the Ancillary Documents and all other agreements, documents, instruments or certificates required to be delivered by Sellers at or prior to the Closing pursuant to Section 7.02 of this Agreement.

Section 2.04 Purchase Price Adjustment.

(a) Closing Adjustment.

(i) At the Closing, the Initial Payment shall be adjusted in the following manner:

(A) a decrease by the amount, if any, by which the Estimated Closing Payables (as determined in accordance with Section 2.04(a)(ii)) are greater than the Target Payables;

(B) a decrease by the outstanding Indebtedness of the Company as of the open of business on the Closing Date; and

(C) a decrease by the amount of unpaid Transaction Expenses of the Company as of the open of business on the Closing Date.

21

The net amount after giving effect to the adjustments listed above shall be the “Closing Date Payment.”

(ii) At least three Business Days before the Closing, Sellers shall prepare and deliver to Buyer a statement setting forth its good faith estimate of Closing Payables (the “Estimated Closing Payables”), which statement shall contain an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Payables (the “Estimated Closing Working Capital Statement”), and a certificate of the Chief Executive Officer of Company that the Estimated Closing Working Capital Statement was prepared consistent with GAAP applying the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such Estimated Closing Working Capital Statement was being prepared and audited as of a fiscal year end.

(b) Post-Closing Adjustment.

(i) Within 60 days after the Closing Date, Buyer shall prepare and deliver to Seller Representative a statement setting forth its calculation of Closing Payables, which statement shall contain a balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Payables (the “Closing Working Capital Statement”) and a certificate of an officer of Buyer that the Closing Working Capital Statement was prepared consistent with GAAP applying the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such Closing Working Capital Statement was being prepared and audited as of a fiscal year end.

(ii) If the Closing Payables are in excess of the Target Payables, the post-closing adjustment (the “Post-Closing Adjustment”) shall be an amount equal to:

(A) the Closing Payables minus the Estimated Closing Payables if the Estimated Closing Payables are at least the Target Payables; or

(B) the Closing Payables minus the Target Payables if the Estimated Closing Payables are less than the Target Payables.

22

(c) Examination and Review.

(i) Examination. After receipt of the Closing Working Capital Statement, Seller Representative shall have 30 days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Seller Representative and Seller’s Accountants shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement as Seller Representative may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Company.

(ii) Objection. On or prior to the last day of the Review Period, Seller Representative may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Seller Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller Representative’s disagreement therewith (the “Statement of Objections”). If Seller Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Sellers. If Seller Representative delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller Representative shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Seller Representative, shall be final and binding.

(iii) Resolution of Disputes. If Seller Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of RSM US LLP or, if RSM US LLP is unable to serve, Buyer and Seller Representative shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Seller’s Accountants or Buyer’s Accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

23

(iv) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Sellers, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Sellers or Buyer, respectively, bears to the aggregate amount actually contested by Sellers and Buyer.

(v) Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(d) Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall (A) be due (x) within five Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Seller Representative, as the case may be. Any payment of the Post-Closing Adjustment owed by Sellers to Buyer shall be paid by the Escrow Agent pursuant to the terms of the Escrow Agreement: (i) from the Purchase Price Adjustment Escrow Fund; and (ii) to the extent the amount of the Post-Closing Adjustment exceeds the amount available in the Purchase Price Adjustment Escrow Fund, pursuant to a deduction from future amounts owned Sellers as provided under 2.08(g) or, at Buyer’s election, from the Indemnification Escrow Fund. The amount of any Post-Closing Adjustment shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to 5%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

(e) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.04 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.05 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Closing”) to be held at 12:00 p.m., Eastern Standard Time, no later than two Business Days after the last of the conditions to Closing set forth in ARTICLE VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Dorsey & Whitney LLP, 51 West 52nd Street. New York, NY 10019-6119 or remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as Seller Representative and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

24

Section 2.06 Withholding Tax. Buyer and the Company shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer and the Company may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Sellers hereunder.

Section 2.07 Post-Closing Fixed Payments.

(a) At the time of the payment of the One Year Fixed Payment, the Buyer shall:

(i) Deliver to Sellers the One Year Fixed Payment, less (A) the Indemnification Escrow Amount and (B) any amounts to be deducted under Section 2.08(g) below; and

(ii) Deliver to Sellers the Indemnification Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Indemnification Escrow Fund”) by wire transfer of immediately available funds to accounts designated by the Escrow Agent, to be held for the purpose of securing the indemnification obligations of Sellers set forth in ARTICLE VIII and the obligations of Seller in Section 2.04(d) and Section 6.09

(b) At the time of the payment of the Two Year Fixed Payment, the Buyer shall deliver to Sellers the Two Year Fixed Payment less any amounts to be deducted under Section 2.08(g) below.

Section 2.08 Earn-Out.

(a) After the Closing, the following earn-out amounts shall be paid to Sellers as provided in this Section (each, an “Earn-Out Payment”) upon the achievement of the following events (each, an “Earn-Out Event”) but only if fully achieved within the applicable earn-out period (each, an “Earn-Out Period”)

(i) Upon the achievement of the following Earn-Out Events in the period following the Closing Date until December 31, 2024 (the “Three-Year Earn-Out Period”).

(A) an Earn-Out Payment in the aggregate amount of $4,550,000 if and when $10,000,000 of Qualifying Net Revenue has been achieved within a trailing period of twelve consecutive months;

25

(B) an additional Earn-Out Payment in the aggregate amount of $9,100,000 if and when $20,000,000 of Qualifying Net Revenue has been achieved within a trailing period of twelve consecutive months;

(C) an additional Earn-Out Payment in the aggregate amount of $9,100,000 if and when $35,000,000 of Qualifying Net Revenue has been achieved within a trailing period of twelve consecutive months; and

(D) an additional Earn-Out Payment in the aggregate amount of $9,100,000 if and when $50,000,000 of Qualifying Net Revenue has been achieved within a trailing period of twelve consecutive months.

(ii) Upon the achievement of the following Earn-Out Events in the period following the Closing Date until December 31, 2025 (the “Four-Year Earn-Out Period”):

(A) an additional Earn-Out Payment in the aggregate amount of $9,100,000 if and when $75,000,000 of Qualifying Net Revenue has been achieved within a trailing period of twelve consecutive months;

(B) an additional Earn-Out Payment in the aggregate amount of $9,100,000 if and when $100,000,000 of Qualifying Net Revenue has been achieved within a trailing period of twelve consecutive months; and

(C) an additional Earn-Out Payment in the aggregate amount of $22,750,000 if and when $150,000,000 of Qualifying Net Revenue has been achieved within a trailing period of twelve consecutive months.

(b) For the avoidance of doubt, if all conditions set forth in Section 2.08(a) are satisfied within the applicable Earn-Out Period, the aggregate amount of all Earn-Out Payments shall be $72,800,000.

(c) For purposes of this Agreement:

(i) “Qualifying Net Revenues” means Gross Revenue less shipping, discounts, taxes, refunds, returns and royalties;

(ii) “Gross Revenue” means gross revenue booked by Buyer (on a consolidated basis calculated in accordance with Generally Accepted Accounting Principles (“GAAP”) and Buyer’s revenue recognition policies in effect during the applicable portion of the Earn-Out Period) during the applicable period that is attributable to the Earn-Out Products. In the event that Earn-Out Products are incorporated into or “bundled” with other products, services, or components and not separately invoiced to the customer or institutional partner, Qualifying Net Revenue with respect to such sales shall be calculated in good faith pro rata on the basis of the respective prices for which such Earn-Out Products and such other products, services or components have most recently been sold to a customer or institutional partner on a stand-alone basis in commercial quantities pursuant to an arm’s-length transaction

26

(d) Buyer shall promptly notify the Seller Representative after an Earn-Out Event has been achieved. Within three Business Days of notification by Buyer to the Seller Representative of the realization of an Earn-Out Event within an applicable Earn-Out Period, Buyer shall pay or cause to be paid the corresponding Earn-Out Payment to the Sellers. If an Earn-Out Event does not occur by the expiration of the applicable Earn-Out Period, the corresponding Earn-Out Payment will not be due or payable.

(e) Each Seller’s allocation of the Earn-Out Payments (if any) due from Buyer pursuant to this section shall be paid in accordance with the ownership set forth on Schedule 1 attached hereto.

(f) Subject to the terms of this Agreement, subsequent to the Closing, Buyer shall have sole discretion with regard to all matters relating to the operation of the Company, its business and operations; provided, that Buyer shall not, directly or indirectly, take any actions in bad faith that would have the purpose of avoiding any of the Earn-Out Payments hereunder.

(g) Notwithstanding anything in this Agreement to the contrary, and in addition to any other remedies available to Buyer, any indemnification obligation or other amounts owed by Sellers to Buyer under this Agreement may be deducted by Buyer only from the Indemnification Escrow Fund and any Earn-Out Payment which may be owed to Sellers by Buyer, subject to the limitations set forth in Section 8.04(a).

(h) The parties hereto understand and agree that (i) the contingent rights to receive any Earn-Out Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Buyer, (ii) Sellers shall not have any rights as a securityholder of Buyer as a result of Sellers’ contingent right to receive any Earn-Out Payment hereunder, and (iii) no interest is payable with respect to any Earn-Out Payment.

(i) Upon the occurrence of a Buyer Change of Control, then Buyer shall pay to the Sellers (A) if not already paid, the One Year Fixed Payment and the Two Year Fixed Payment (subject to applicable deductions as set forth in Section 2.07 above) and (B) one—and only one—of the payments as set forth below as may be applicable (such payment, an “Acceleration Payment”) on the terms and conditions as set forth in this Section 2.08(i).

27

(i) If a Buyer Change of Control shall occur before the expiration of the Three-Year Earn-Out Period, and no Earn-Out Event has been achieved as set forth in Section 2.08(a), but $5,000,000 of Qualifying Net Revenue has been achieved either (A) since the Closing Date, or (B) if more than twelve months have passed since the Closing Date, then within a trailing period of twelve consecutive months, then Buyer shall pay to Sellers the Earn-Out Payment set forth in Section 2.08(a)(i)(A) above.

(ii) If a Buyer Change of Control shall occur before the expiration of the Three-Year Earn-Out Period, and at least one Earn-Out Event has been achieved as set forth in Section 2.08(a)(i) above, the Buyer shall pay to Sellers the Earn-Out Payment from the next tier of Earn-Out Event following the most recent Earn-Out Event that has actually been achieved as set forth in Section 2.08(a)(i). Such payment shall fulfill Buyer’s obligation to make the Earn-Out Payment set forth in such tier. For example, if the Earn-Out Events set forth in Section 2.08(a)(i)(A) and (B) above have been achieved, and a Buyer Change of Control shall occur within the Three-Year Earn-Out Period, then upon the closing of the Buyer Change of Control, Buyer shall pay to Sellers the Earn-Out Payment set forth in Section 2.08(a)(i)(C) above.

(iii) If a Buyer Change of Control shall occur before the expiration of the Four-Year Earn-Out Period, and either all of the Earn-Out Payments set forth in Section 2.08(a)(i) or at least one Earn-Out Event has been achieved as set forth in Section 2.08(a)(ii) above, the Buyer shall pay to Sellers the Earn-Out Payment as set forth above for the next tier of Earn-Out Event following the most recent Earn-Out Event that has actually been achieved as set forth in Section 2.08(a). Such payment shall fulfill Buyer’s obligation to make the Earn-Out Payment set forth in such tier. For example, if the Earn-Out Event set forth in Section 2.08(a)(ii)(A) above has been achieved, and a Buyer Change of Control shall occur within the Four-Year Earn-Out Period, then upon the closing of the Buyer Change of Control, then Buyer shall pay to Sellers the Earn-Out Payment set forth in Section 2.08(a)(ii)(B) above.

(j) For the avoidance of doubt, if an Acceleration Payment has been paid, the associated Earn-out Event cannot be achieved again. However, any other as of yet un-achieved Earn-Out Events may still be achieved if the applicable Earn-Out Period has not expired.

Section 2.09 Satisfaction of Purchase Price. All payments made by Buyer to Sellers hereunder shall be made either by:

(a) effecting a wire transfer of immediately available funds to the accounts designated by the Seller Representative;

28

(b) issuing to the Sellers shares of common stock of the Buyer (the “Buyer Shares”), having a deemed value calculated based on the volume weighted average price of the Buyer Shares on the Nasdaq Capital Market (or another stock exchange, if the Buyer Shares are no longer listed on the Nasdaq Capital Market) for the 20 trading days immediately preceding the fifth day before the date of such payment (the “Equity Consideration”); or

(c) any combination of immediately available funds or Buyer Shares (valued in accordance with Section 2.09(b) above), as determined by the Buyer in its sole discretion.

Section 2.10 NASDAQ Limitations. Notwithstanding anything to the contrary contained in this Agreement, under no circumstances whatsoever shall the aggregate number of Buyer Shares, issued or issuable to Sellers in connection with the this Agreement exceed, in the aggregate, 19.99% of the total number of Buyer Shares outstanding or of the voting power of Buyer unless Buyer has obtained either (x) its stockholders’ approval of the issuance of more than such number of Buyer Shares pursuant to NASDAQ Marketplace Rule 5635(d), or (y) a waiver from The NASDAQ Stock Market of Buyer’s compliance with Rule 5635(d).

ARTICLE III
Representations and warranties of sellerS

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, each Seller, jointly and severally, represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01 Organization and Authority of Sellers. For any Seller that is an entity, such Seller is duly organized, validly existing and in good standing under the Laws of the state of its incorporation or organization. Seller has full corporate or company power and authority to enter into this Agreement and the Ancillary Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any Ancillary Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or company action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each other Ancillary Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

29

Section 3.02 Organization, Authority and Qualification of the Company, Subsidiaries, and Affiliated Practices. The Company, each Subsidiary, and each of the Affiliated Practices is a corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which the Company, each Subsidiary and each of the Affiliated Practices is licensed or qualified to do business, and the Company, each Subsidiary, and each of the Affiliated Practices is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All corporate actions taken by the Company, each Subsidiary, and each of the Affiliated Practices in connection with this Agreement and the Ancillary Documents will be duly authorized on or prior to the Closing. The Company is in compliance with all requirements of a public benefit corporation under the Delaware General Corporation Law and all other applicable Laws. The Company and its board of directors are not in violation of any fiduciary duties related to the Company’s public benefit purpose as described in its organizational documents.

Section 3.03 Capitalization.

(a) The (i) authorized and (ii) issued and outstanding capital stock of the Company, each Subsidiary, and each Affiliated Practice is set forth on Section 3.03(a) of the Disclosure Schedules. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Sellers, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Shares, free and clear of all Encumbrances.

(b) All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which Sellers or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c) There are no outstanding or authorized options, restricted stock, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating Sellers or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 3.04 Subsidiaries. All of the direct and indirect subsidiaries of the Company are set forth on Schedule 3.04. The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Encumbrances, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

30

Section 3.05 No Conflicts; Consents. The execution, delivery and performance by each Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of any Seller, Company, any Subsidiary, or any Affiliated Practice; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Seller, Company, any Subsidiary, or any Affiliated Practice; (c) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which any Seller, Company, any Subsidiary, or any Affiliated Practice is a party or by which any Seller, Company, any Subsidiary, or any Affiliated Practice is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company, any Subsidiary, or any Affiliated Practice. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller, Company, any Subsidiary, or any Affiliated Practice in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act.

Section 3.06 Financial Statements. Complete copies of the Company’s, and each Subsidiaries’ financial statements consisting of the balance sheet of the Company as at December 31 in each of the years 2019 and 2020 and the related statements of income and retained earnings for the years then ended (the “Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at October 31, 2021 and the related statements of income and retained earnings for the period then ended (the “Interim Financial Statements” and together with the Financial Statements, the “Financial Statements”) are included in the Disclosure Schedules. The Financial Statements have been prepared using methodology consistent with GAAP principles and commercially reasonable procedures, subject to the absence of notes (that, if presented, would not differ materially from those presented in the Financial Statements), and, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse). The Financial Statements are based on the books and records of the Company and the Subsidiaries, and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company and the Subsidiaries for the periods indicated. The balance sheet of the Company and the Subsidiaries as of December 31, 2020 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company and the Subsidiaries as of October 31, 2021 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. The Company and the Subsidiaries maintain a standard system of accounting established and administered consistent with GAAP principles and commercially reasonable procedures.

31

Section 3.07 Undisclosed Liabilities. Neither the Company, any Subsidiary, or any Affiliated Practice has any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.08 Absence of Certain Changes, Events and Conditions. Since the Interim Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any Subsidiary, or any Affiliated Practice any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the charter, by-laws or other organizational documents;

(c) split, combination or reclassification of any shares of its capital stock;

(d) issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e) declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f) material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g) material change in its cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h) entry into any Contract that would constitute a Material Contract;

32

(i) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(k) transfer or assignment of or grant of any license or sublicense under or with respect to any Company Intellectual Property or Company IP Agreements except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice;

(l) abandonment or lapse of or failure to maintain in full force and effect any Company IP Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Company Intellectual Property;

(m) material damage, destruction or loss (whether or not covered by insurance) to its property;

(n) any capital investment in, or any loan to, any other Person;

(o) acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which it is a party or by which it is bound;

(p) any material capital expenditures;

(q) imposition of any Encumbrance upon any of its properties, capital stock or assets, tangible or intangible;

(r) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $10,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(s) hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the ordinary course of business;

33

(t) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(u) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(v) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(w) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(x) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $10,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(y) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(z) action by it to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(aa) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09 Material Contracts.

(a) Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company, any Subsidiary, or any Affiliated Practice (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all Company IP Agreements set forth in Section 3.12(b) of the Disclosure Schedules, being “Material Contracts”):

34

(i) each Contract of the Company, any Subsidiary, or any Affiliated Practice involving aggregate consideration in excess of $10,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days’ notice;

(ii) all Contracts that require the Company, any Subsidiary, or any Affiliated Practice to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification by the Company, any Subsidiary, or any Affiliated Practice of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company, any Subsidiary, or any Affiliated Practice is a party;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company, any Subsidiary, or any Affiliated Practice is a party and which are not cancellable without material penalty or without more than 90 days’ notice;

(vii) except for Contracts relating to trade payables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company, any Subsidiary, or any Affiliated Practice;

(viii) all Contracts with any Governmental Authority to which the Company, any Subsidiary, or any Affiliated Practice is a party (“Government Contracts”);

(ix) all Contracts that limit or purport to limit the ability of the Company, any Subsidiary, or any Affiliated Practice to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) any Contracts to which the Company, any Subsidiary, or any Affiliated Practice is a party that provide for any joint venture, partnership or similar arrangement by the Company, any Subsidiary, or any Affiliated Practice;

35

(xi) all Contracts between or among the Company, any Subsidiary, or any Affiliated Practice on the one hand and Seller or any Affiliate of Seller (other than the Company) on the other hand;

(xii) all collective bargaining agreements or Contracts with any Union to which the Company, any Subsidiary, or any Affiliated Practice is a party; and

(xiii) any other Contract that is material to the Company, any Subsidiary, or any Affiliated Practice and not previously disclosed pursuant to this Section 3.09.

(b) Each Material Contract is valid and binding on the Company, any Subsidiary, or any Affiliated Practice in accordance with its terms and is in full force and effect. None of the Company, any Subsidiary, or any Affiliated Practice or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.10 Title to Assets; Real Property.

(a) The Company, each Subsidiary, and each Affiliated Practice has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) liens for Taxes not yet due and payable;

(ii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

(iii) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company; or

36

(iv) other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

(b) Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company, any Subsidiary, or any Affiliated Practice, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to owned Real Property, Seller has delivered or made available to Buyer true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Seller or the Company, any Subsidiary, or any Affiliated Practice and relating to the Real Property. With respect to leased Real Property, Seller has delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. Neither the Company, any Subsidiary, or any Affiliated Practice is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company, any Subsidiary, or any Affiliated Practice. There are no Actions pending nor, to the Seller’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.11 Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company, any Subsidiary, or any Affiliated Practice are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, each Subsidiary, and each Affiliated Practice, together with all other properties and assets of the Company, each Subsidiary, and each Affiliated Practice, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

37

Section 3.12 Intellectual Property.

(a) Section 3.12(a) of the Disclosure Schedules contains a correct, current, and complete list of: (i) all Company IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status (ii) all unregistered Trademarks included in the Company Intellectual Property; (iii) all proprietary Software of the Company, each Subsidiary, and each Affiliated Practice; and (iv) all other Company Intellectual Property used or held for use in the Company’s business as currently conducted and as proposed to be conducted.

(b) Section 3.12(b) of the Disclosure Schedules contains a correct, current, and complete list of all Company IP Agreements, specifying for each the date, title, and parties thereto, and separately identifying the Company IP Agreements: (i) under which the Company, any Subsidiary, or any Affiliated Practice is a licensor or otherwise grants to any Person any right or interest relating to any Company Intellectual Property; (ii) under which the Company, any Subsidiary, or any Affiliated Practice is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to the Company, any Subsidiary, or any Affiliated Practice’s ownership or use of Intellectual Property, in each case identifying the Intellectual Property covered by such Company IP Agreement. Sellers have provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company, any Subsidiary, or any Affiliated Practice in accordance with its terms and is in full force and effect. Neither the Company, any Subsidiary, or any Affiliated Practice nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.

(c) The Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title, and interest in and to the Company Intellectual Property, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Company’s business as currently conducted and as proposed to be conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. The Company has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with the Company whereby such employee or independent contractor (i) acknowledges the Company’s exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company; (ii) grants to the Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law. Sellers have provided Buyer with true and complete copies of all such Contracts. All assignments and other instruments necessary to establish, record, and perfect the Company’s ownership interest in the Company IP Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars.

38

(d) Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company’s right to own or use any Company Intellectual Property or Licensed Intellectual Property.

(e) All of the Company Intellectual Property and Licensed Intellectual Property are valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken all necessary steps to maintain and enforce the Company Intellectual Property and Licensed Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. All required filings and fees related to the Company IP Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars. Sellers have provided Buyer with true and complete copies of all file histories, documents, certificates, office actions, correspondence, assignments, and other instruments relating to the Company IP Registrations.

(f) The conduct of the Company’s business as currently and formerly conducted and as proposed to be conducted, including the use of the Company Intellectual Property and Licensed Intellectual Property in connection therewith, and the products, processes and services of the Company have not infringed, misappropriated or otherwise violated, and will not infringe, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated or otherwise violated any Company Intellectual Property or Licensed Intellectual Property.

(g) There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending, or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by the Company, any Subsidiary, or any Affiliated Practice of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property or Licensed Intellectual Property or the Company, any Subsidiary, or any Affiliated Practice’s right, title, or interest in or to any Company Intellectual Property or Licensed Intellectual Property or (iii) by the Company, any Subsidiary, or any Affiliated Practice or by the owner of any Licensed Intellectual Property alleging any infringement, misappropriation, or other violation by any Person of the Company Intellectual Property or such Licensed Intellectual Property. Neither Seller nor the Company, any Subsidiary, or any Affiliated Practice is aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. Neither the Company, any Subsidiary, or any Affiliated Practice is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Company Intellectual Property or Licensed Intellectual Property.

39

(h) Section 3.12(h) of the Disclosure Schedules contains a correct, current, and complete list of all social media accounts used in the Company, each Subsidiary, and each Affiliated Practice’s business. The Company, each Subsidiary, and each Affiliated Practice has complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services (collectively, “Platform Agreements”). There are no Actions, whether settled, pending, or threatened, alleging any (A) breach or other violation of any Platform Agreement by the Company, any Subsidiary, or any Affiliated Practice; or (B) defamation, violation of publicity rights of any Person, or any other violation by the Company, any Subsidiary, or any Affiliated Practice in connection with its use of social media.

(i) All Company IT Systems are in good working condition and are sufficient for the operation of the Company’s business as currently conducted and as proposed to be conducted. In the past three years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems that has resulted or is reasonably likely to result in disruption or damage to the business of the Company, any Subsidiary, or any Affiliated Practice. The Company has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

(j) The Company, each Subsidiary, and each Affiliated Practice has complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company’s business. In the past three years, the Company has not (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any written notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Company, any Subsidiary, or any Affiliated Practice’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and to Seller’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

40

Section 3.13 Inventory. All inventory of the Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

Section 3.14 Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company, are collectible in full within 90 days after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.15 Customers and Suppliers.

(a) Section 3.15(a) of the Disclosure Schedules sets forth each customer who is contracted to pay aggregate consideration to the Company, any Subsidiary, or any Affiliated Practice for goods or services rendered in an amount greater than or equal to $10,000 (collectively, the “Material Customers”); and (ii) the amount of consideration to be paid by each Material Customer during the upcoming twelve months. Neither the Company, any Subsidiary, or any Affiliated Practice has received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company, any Subsidiary, or any Affiliated Practice.

(b) Section 3.15(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Company, any Subsidiary, or any Affiliated Practice has paid consideration for goods or services rendered in an amount greater than or equal to $10,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Neither the Company, any Subsidiary, or any Affiliated Practice has received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company, any Subsidiary, or any Affiliated Practice or to otherwise terminate or materially reduce its relationship with the Company, any Subsidiary, or any Affiliated Practice.

41

Section 3.16 Insurance. Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates (including the Company, any Subsidiary, or any Affiliated Practice) and relating to the assets, business, operations, employees, officers and directors of the Company, any Subsidiary, or any Affiliated Practice (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither the Seller nor any of its Affiliates (including the Company, any Subsidiary, or any Affiliated Practice) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Company, any Subsidiary, or any Affiliated Practice pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of Seller or any of its Affiliates (including the Company, any Subsidiary, or any Affiliated Practice) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company, any Subsidiary, or any Affiliated Practice and are sufficient for compliance with all applicable Laws and Contracts to which the Company, any Subsidiary, or any Affiliated Practice is a party or by which it is bound.

Section 3.17 Legal Proceedings; Governmental Orders.

(a) There are no Actions pending or, to Seller’s Knowledge, threatened (a) against or by the Company, any Subsidiary, or any Affiliated Practice affecting any of its properties or assets (or by or against Seller or any Affiliate thereof and relating to the Company, any Subsidiary, or any Affiliated Practice); or (b) against or by the Company, any Subsidiary, or any Affiliated Practice, Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

42

Section 3.18 Compliance With Laws. The Company, each Subsidiary, and each Affiliated Practice has complied, and is now complying, with all Laws applicable to it or its business, properties or assets.

Section 3.19 Environmental Matters.

(a) The Company, each Subsidiary, and each Affiliated Practice is currently and has been in compliance with all Environmental Laws and has not, and the Sellers have not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) The Company, each Subsidiary, and each Affiliated Practice has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.19(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company, each Subsidiary, and each Affiliated Practice and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Sellers through the Closing Date in accordance with Environmental Law, and neither Sellers or any of their Affiliates (including the Company, any Subsidiary, or any Affiliated Practice) is aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company, each Subsidiary, and each Affiliated Practice as currently carried out. With respect to any such Environmental Permits, Seller has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and neither the Company, any Subsidiary, or any Affiliated Practice nor the Sellers are aware of any condition, event or circumstance that might prevent or impede the transferability of the same, nor have they received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c) No real property currently or formerly owned, operated or leased by the Company, any Subsidiary, or any Affiliated Practice is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company, any Subsidiary, or any Affiliated Practice or any real property currently or formerly owned, operated or leased by the Company, and neither the Company, any Subsidiary, or any Affiliated Practice nor Sellers have received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company, any Subsidiary, or any Affiliated Practice (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller or the Company, any Subsidiary, or any Affiliated Practice.

43

(e) Section 3.19(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Company, any Subsidiary, or any Affiliated Practice.

(f) Section 3.19(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company, any Subsidiary, or any Affiliated Practice or Seller and any predecessors as to which the Company or Seller may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and neither Seller nor the Company, any Subsidiary, or any Affiliated Practice has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company, any Subsidiary, or any Affiliated Practice or Seller.

(g) Neither Sellers nor the Company, any Subsidiary, or any Affiliated Practice has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h) Sellers have provided or otherwise made available to Buyer and listed in Section 3.19(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company, any Subsidiary, or any Affiliated Practice or any currently or formerly owned, operated or leased real property which are in the possession or control of the Sellers or Company, any Subsidiary, or any Affiliated Practice related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i) Neither the Sellers nor the Company, any Subsidiary, or any Affiliated Practice are aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company, any Subsidiary, or any Affiliated Practice as currently carried out.

44

(j) Sellers own and control all Environmental Attributes (a complete and accurate list of which is set forth in Section 3.19(j) of the Disclosure Schedules) and has not entered into any contract or pledge to transfer, lease, license, guarantee, sell, mortgage, pledge or otherwise dispose of or encumber any Environmental Attributes as of the date hereof. Neither Seller nor the Company is aware of any condition, event or circumstance that might prevent, impede or materially increase the costs associated with the transfer (if required) to Buyer of any Environmental Attributes after the Closing Date

Section 3.20 Employee Benefit Matters.

(a) Section 3.20(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company, any Subsidiary, or any Affiliated Practice for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company, any Subsidiary, or any Affiliated Practice or any spouse or dependent of such individual, or under which the Company, any Subsidiary, or any Affiliated Practice or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.20(a) of the Disclosure Schedules, each, a “Benefit Plan”). The Company has separately identified in Section 3.20(a) of the Disclosure Schedules each Benefit Plan that contains a change in control provision.

(b) With respect to each Benefit Plan, Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

45

(c) Each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company, any Subsidiary, or any Affiliated Practice or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code.

No pension plan (other than a Multiemployer Plan) which is subject to minimum funding requirements, including any multiple employer plan, (each, a “Single Employer Plan”) in which employees of the Company, any Subsidiary, or any Affiliated Practice or any ERISA Affiliate participate or have participated has an “accumulated funding deficiency”, whether or not waived, or is subject to a lien for unpaid contributions under Section 303(k) of ERISA or Section 430(k) of the Code. No Single Employer Plan covering employees of the Company which is a defined benefit plan has an “adjusted funding target attainment percentage,” as defined in Section 436 of the Code, less than 80%. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(d) Neither the Company, any Subsidiary, or any Affiliated Practice nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code with respect to any Single Employer Plan; or (vi) participated in a multiple employer welfare arrangements (MEWA).

46

(e) With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan, and (A) all contributions required to be paid by the Company or its ERISA Affiliates have been timely paid to the applicable Multiemployer Plan; (B) neither the Company nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, and (C) a complete withdrawal from all such Multiemployer Plans at the Closing Date would not result in any material liability to the Company and no Multiemployer Plan is in critical, endangered or seriously endangered status or has suffered a mass withdrawal; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan or the plan of any ERISA Affiliate maintained or contributed to within the last six (6) years is a Single Employer Plan subject to Title IV of ERISA; and (v) no “reportable event,” as defined in Section 4043 of ERISA, with respect to which the reporting requirement has not been waived has occurred with respect to any such plan.

(f) Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. Neither the Company, any Subsidiary, or any Affiliated Practice has any commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g) Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree health benefits to any individual for any reason, and neither the Company, any Subsidiary, or any Affiliated Practice nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree health benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree health benefits.

(h) There is no pending or, to Seller’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

47

(i) There has been no amendment to, announcement by Seller, the Company, any Subsidiary, or any Affiliated Practice or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, independent contractor or consultant, as applicable. None of Seller, the Company, any Subsidiary, or any Affiliated Practice, nor any of their Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(j) Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company, any Subsidiary, or any Affiliated Practice does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(k) Each individual who is classified by the Company, any Subsidiary, or any Affiliated Practice as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(l) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company, any Subsidiary, or any Affiliated Practice to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company, any Subsidiary, or any Affiliated Practice to merge, amend, or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. Sellers have made available to Buyer true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

48

Section 3.21 Employment Matters.

(a) Section 3.21(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company, any Subsidiary, or any Affiliated Practice as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; (vi) whether each employee is classified as exempt from the overtime requirements of the Fair Labor Standards Act, and if so, the basis for the employee’s exempt status; (vii) for each independent contractor or consultant, a description of the services provided by each independent contractor or consultant; (viii) a description of the fringe benefits provided to each employee, independent contractor, or consultant as of the date hereof. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Company, any Subsidiary, or any Affiliated Practice for services performed on or prior to the date hereof have been paid in full (or accrued in full on the balance sheet contained in the Closing Working Capital Statement) and there are no outstanding agreements, understandings or commitments of the Company, any Subsidiary, or any Affiliated Practice with respect to any compensation, commissions, bonuses or fees.

(b) The Company, any Subsidiary, or any Affiliated Practice is not, and has not been for the past three years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three years, any Union representing or purporting to represent any employee of the Company, any Subsidiary, or any Affiliated Practice, and, to Seller’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company, any Subsidiary, or any Affiliated Practice or any of its employees. The Company has no duty to bargain with any Union.

(c) All employment agreements and all independent contractor agreements between the Company, any Subsidiary, or any Affiliated Practice and any employee or independent contractor as of the date hereof has been made available to Buyer for inspection. No employees or independent contractors of the Company, any Subsidiary, or any Affiliated Practice are subject to an oral employment contract or oral independent contractor agreement and no employees of the Company, any Subsidiary, or any Affiliated Practice have any oral entitlements in addition to their entitlements under their written employment contracts with the Company, any Subsidiary, or any Affiliated Practice.

49

(d) The Company, each Subsidiary, and each Affiliated Practice is and has been in compliance with all applicable Laws pertaining to employment and employment practices, including, but not limited to, all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, tax withholding, record keeping, and unemployment insurance. All individuals characterized and treated by the Company, any Subsidiary, or any Affiliated Practice as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. The Company, each Subsidiary, and each Affiliated Practice (i) has withheld and reported all amounts required by applicable Law and regulations or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). All employees of the Company, any Subsidiary, or any Affiliated Practice classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. The Company, each Subsidiary, and each Affiliated Practice is in compliance with and has complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. There are no Actions against the Company, any Subsidiary, or any Affiliated Practice pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, any Subsidiary, or any Affiliated Practice, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

(e) No notice in writing has been received by any Seller, the Company, any Subsidiary, or any Affiliated Practice of any complaint filed by any of their current or former employees against any the Company, any Subsidiary, or any Affiliated Practice or any current or former director or officer thereof or is threatened or pending, claiming or alleging that the Company, any Subsidiary, or any Affiliated Practice has violated any law applicable to the employee or human rights or of any complaints or actions of any kind involving the Company, any Subsidiary, or any Affiliated Practice or any of the employees of each.

50

(f) There is no notice of assessment, provisional assessment, reassessment, supplementary assessment, penalty assessment or increased assessment which the Company, any Subsidiary, or any Affiliated Practice has received before the date of this Agreement during the past five years from any workplace safety and insurance or workers compensation board or similar governmental authority in any jurisdiction.

(g) There are no outstanding orders nor any pending charges made under any workers compensation law relating to any employee of the Company, any Subsidiary, or any Affiliated Practice and there have been no fatal or critical accidents within the last five years that might reasonably be expected to lead to charges the Company, any Subsidiary, or any Affiliated Practice. The Company, each Subsidiary, and each Affiliated Practice has complied with all governmental orders issued under all applicable workers compensation laws.

(h) The Company, each Subsidiary, and each Affiliated Practice has not made any representations regarding equity incentives or other compensation to any officer or employee of the Company, each Subsidiary, and each Affiliated Practice that are inconsistent with the amounts and terms set forth in the written agreements with the officer or employee disclosed in Section 3.21(c) of the Disclosure Schedules. All written agreements providing for equity incentives to any officer or employee of the Company, each Subsidiary, and each Affiliated Practice have been disclosed in Section 3.21(c) of the Disclosure Schedules.

(i) The Company, each Subsidiary, and each Affiliated Practice has complied in all material respects with the WARN Act, and it has no plans to undertake any action in the future that would trigger the WARN Act.

Section 3.22 Taxes.

(a) All Tax Returns required to be filed on or before the Closing Date by the Company, each Subsidiary, and each Affiliated Practice have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Company, each Subsidiary, and each Affiliated Practice (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) The Company, each Subsidiary, and each Affiliated Practice has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No claim has been made by any taxing authority in any jurisdiction where the Company, each Subsidiary, and each Affiliated Practice does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction. Section 3.22(c) of the Disclosure Schedules sets forth each state, county, local municipal, domestic or foreign jurisdiction or Governmental Authority in or with which the Company (i) files a Tax Return, (ii) is registered for any Tax purpose, (iii) treats itself as liable for any Tax on a “nexus” basis, (iv) is qualified to do business, (v) owns or regularly uses property on anything other than a transient basis, (vi) has any employee or in which any employee is regularly present, or (vii) has any agent, Representative or distributor.

51

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company, each Subsidiary, and each Affiliated Practice.

(e) The amount of the Company, each Subsidiary, and each Affiliated Practice’s Liability for unpaid Taxes for all periods ending on or before October 31, 2021 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company, each Subsidiary, and each Affiliated Practice (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f) Section 3.22(f) of the Disclosure Schedules sets forth:

(i) the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii) those years for which examinations by the taxing authorities have been completed; and

(iii) those taxable years for which examinations by taxing authorities are presently being conducted.

(g) All deficiencies asserted, or assessments made, against the Company, any Subsidiary, or any Affiliated Practice as a result of any examinations by any taxing authority have been fully paid.

(h) The Company, any Subsidiary, or any Affiliated Practice is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(i) Seller has delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company, any Subsidiary, or any Affiliated Practice for all Tax periods ending after December 31, 2018.

(j) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company, any Subsidiary, or any Affiliated Practice.

52

(k) Neither the Company, any Subsidiary, nor any Affiliated Practice is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(l) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company, any Subsidiary, or any Affiliated Practice.

(m) Neither the Company, any Subsidiary, nor any Affiliated Practice has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. Neither the Company, any Subsidiary, nor any Affiliated Practice has any Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(n) Neither the Company, any Subsidiary, nor any Affiliated Practice will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting;

(ii) an installment sale or open transaction occurring on or prior to the Closing Date;

(iii) a prepaid amount received on or before the Closing Date;

(iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v) any election under Section 108(i) of the Code.

(o) Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. Neither the Company, any Subsidiary, nor any Affiliated Practice is, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(p) Neither the Company, any Subsidiary, nor any Affiliated Practice has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

53

(q) Neither the Company, any Subsidiary, nor any Affiliated Practice is, nor has been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(r) There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company, any Subsidiary, or any Affiliated Practice under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(s) Section 3.22(s) of the Disclosure Schedules sets forth all foreign jurisdictions in which the Company, any Subsidiary, or any Affiliated Practice is subject to Tax, is engaged in business or has a permanent establishment. The Company, any Subsidiary, or any Affiliated Practice has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. Neither the Company, any Subsidiary, nor any Affiliated Practice has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(t) No property owned by the Company, any Subsidiary, or any Affiliated Practice is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(u) Neither the Company, any Subsidiary, nor any Affiliated Practice (i) is, nor has ever been, a party to any loan issued pursuant to the Paycheck Protection Program, (ii) has deferred any Tax pursuant to Section 2302 of the CARES Act, pursuant to the Payroll Tax Executive Order, or any similar provision of Law, or (iii) has applied for or received a refund of Employee retention tax credits pursuant to Section 2301 of the CARES Act.

Section 3.23 Books and Records. The minute books and stock record books of the Company, each Subsidiary, and each Affiliated Practice, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company, each Subsidiary, and each Affiliated Practice contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of the Company, each Subsidiary, and each Affiliated Practice, and no meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company, each Subsidiary, and each Affiliated Practice.

54

Section 3.24 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Ancillary Document based upon arrangements made by or on behalf of any Seller.

Section 3.25 Health Care Regulations.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company, each Subsidiary, and each Affiliated Practice has, since January 1, 2020, been, and currently is, in compliance with all Health Care Laws.

(b) Neither the Company, any Subsidiary, nor any Affiliated Practice has received any written subpoenas, demands or other notices from any Governmental Authority inquiring into, or otherwise relating to, any actual or potential violation of any Health Care Laws, and, to the Seller’s Knowledge, neither the Company, any Subsidiary, nor any Affiliated Practice is under investigation by any Governmental Authority for a violation of any Health Care Laws, and to the Seller’s Knowledge, there are no facts and circumstances which would reasonably be expected to form the basis for any such violation.

(c) Neither the Company, any Subsidiary, any Affiliated Practice, nor any of the Company Personnel or Affiliated Practices Personnel, is now or has ever been, subject to or bound by any consent decree, judgment, corporate integrity agreement, deferred prosecution agreement, certification of compliance agreement, settlement agreement or similar agreement with any Governmental Authority concerning compliance with any Health Care Laws. Neither the Company, any Subsidiary, nor any Affiliated Practice is a defendant or named party in any unsealed qui tam/False Claims Act litigation.

(d) Neither the Company. any Subsidiary, nor any Affiliated Practice has, since January 1, 2020, been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any Governmental Authority.

(e) Neither the Company, any Subsidiary, any Affiliated Practice, nor, to the Seller’s Knowledge, any of any of the Company Personnel, Affiliated Practices Personnel, any supplier or agents of the Company, any Subsidiary, or any Affiliated Practice: (i) has had a civil monetary penalty assessed against him, her or it pursuant to 42 U.S.C. §1320a-7a; (ii) has been excluded, suspended, terminated or debarred from participation, or is otherwise ineligible to participate, in any Federal Health Care Program or threatened with or currently subject to an investigation or proceeding that could result in suspension, exclusion or debarment from participation in any Federal Health Care Program; or (iii) has been convicted (as the term is defined in 42 C.F.R. §1001.2) of, charged with, or investigated for a violation of any Health Care Law.

55

(f) Neither the Company, any Subsidiary, any Affiliated Practice, nor, to the Seller’s Knowledge, any of any of the Company Personnel or Affiliated Practices Personnel have, directly or indirectly, made or offered to make, or solicited or received, any contribution, gift, bribe, rebate, payoff, influence payment, kickback or inducement to any Person or entered into any financial arrangement, regardless of form, in violation of any Health Care Law or to obtain or maintain favorable treatment in securing business in violation of any Health Care Law.

(g) All billings by the Affiliated Practices for services, including billings to all Federal Health Care Programs and Private Programs, have been true and correct in all material respects and in material compliance with all applicable Health Care Laws. Section 3.25 of the Disclosure Schedules sets forth all notices, subpoenas and material correspondence related to utilization, reimbursement or other government or third party audits or investigations targeted at the Company, any Subsidiary, or any Affiliated Practice, conducted during the six (6) year period prior to the date hereof. Except as permitted by Law, to the Seller’s Knowledge, none of the Affiliated Practices have waived or discounted patient responsibility for any services provided by any of the Affiliated Practices. No Private Program or Federal Health Care Program has requested or threatened any material recoupment, refund, or set-off from the Company, any Subsidiary, or any of the Affiliated Practices.

(h) Each of the Affiliated Practices: (i) is certified for participation and reimbursement under all Federal Health Care Programs from which it receives reimbursement, and (ii) has current supplier or provider numbers and supplier or provider agreements for such Federal Health Care Program. Each of the Affiliated Practices has been and is eligible to receive payments under each Federal Health Care Program and Private Program under which it has received or is receiving payments. The Company, each Subsidiary and each Affiliated Practice is in material compliance with all requirements, including all billing requirements, of each Federal Health Care Program and each Private Program.

(i) All agreements between the Company, each Subsidiary, and each Affiliated Practice and any physician or other health care professional for services are in writing, describe bona fide services and provide for compensation that is no more than fair market value for such services determined as of the date such agreement was entered into. All payments made by the Company, each Subsidiary, and each Affiliated Practice to any physician or other health care professional for services rendered by such physician or other health care professional have been made at fair market value determined as of the date such agreement was entered into.

56

(j) The Company, each Subsidiary, and each of the Affiliated Practices have used, collected, disclosed, disseminated and protected all personal information and other information related to individuals, in compliance with all applicable Material Contracts.

(k) The data collection, access, maintenance, transmission, use and disclosure by the Company, each Subsidiary, and each Affiliated Practice with respect to personal information is, and at all times has been in compliance with all applicable Information Laws. The Company, each Subsidiary, and each Affiliated Practice maintain and have maintained policies and procedures regarding data security, privacy and the use of data and maintain administrative, technical, and physical safeguards that are commercially reasonable and, in any event, in compliance with all applicable Information Laws and all Material Contracts.

(l) None of the Company, any Subsidiary, or any Affiliated Practice has had any security or data breaches compromising or otherwise involving personal information. None of the Company, any Subsidiary, or any Affiliated Practice has received any written or, to the Seller’s Knowledge, oral claim or notice from any Governmental Authority, alleging or referencing the investigation of any breach, violation of its Information Systems as defined under HIPAA or the improper use, disclosure or access to any personally identifiable information in its possession, custody or control.

Section 3.26 Permits. The Company, each Subsidiary, and each Affiliated Practice validly holds and has in full force and effect all material Permits necessary for the Company, each Subsidiary and each Affiliated Practice to carry on its or their businesses as now conducted, and there has occurred no violation of, or default (with or without notice or lapse of time or both) under, or event giving to any Governmental Authority any right of termination, amendment or cancellation of, any such Permit. The Company, each Subsidiary, and each Affiliated Practice has complied in all material respects with the terms and conditions of all Permits issued to or held by the Company, each Subsidiary, and each Affiliated Practice, and such Permits will not be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereunder. No Action is pending or, to the Knowledge of the Seller, threatened seeking the revocation or limitation of any Permit. Section 3.26 of the Disclosure Schedules lists each Permit issued or granted to or held by the Company, each Subsidiary, and each Affiliated Practice (and which of the Company, each Subsidiary, and each Affiliated Practice such Permit relates).

Section 3.27 Affiliated Practices.

(a) Section 3.27(a) of the Disclosure Schedules sets forth each Affiliated Practice which is, or at any time since January 1, 2019 has been, party to a management and physician services agreement, professional services agreement, succession agreement or any other similar type of agreement with the Company (the “Affiliated Practices Agreements”). To the Seller’s Knowledge, none of the Affiliated Practices is in material breach or material violation of, or default under, or has materially breached or materially violated, any of its organizational documents. Section 3.27(a) of the Disclosure Schedules sets forth each of the Affiliated Practices Agreements, which, as of the date hereof, are each enforceable against each party to such Affiliated Practices Agreements, and are in full force and effect. Neither the Company, and Subsidiary, nor any of the Affiliated Practices or, to the Seller’s Knowledge, any other party to any Affiliated Practices Agreement, is in material breach or material violation of, or default under, or has repudiated any material provision of, any Affiliated Practices Agreement.

57

(b) Each of the Affiliated Practices is maintaining historic and current staffing levels of physicians and other health care professionals, except such changes as are reasonably deemed necessary by the Company operating in the ordinary course of business. To the Seller’s Knowledge, as of the date hereof, all of the written employment agreements between each Affiliated Practice and its respective physicians and other health care professionals performing the same or similar services (“Affiliated Practices Employment Agreements”) are enforceable against each party to such Affiliated Practices Employment Agreements, and are in full force and effect. Neither the Company, and Subsidiary, nor any of the Affiliated Practices or, to the Seller’s Knowledge, any other party to any Affiliated Practices Employment Agreement, is in material breach or material violation of, or default under, or has repudiated any material provision of, any Affiliated Practices Employment Agreement.

(c) (i) each of the Affiliated Practices is solvent, (ii) with respect to each obligation under a Contract of any Affiliated Practice in respect of which the Company has entered into a guarantee of the obligations of the Affiliated Practice or is otherwise responsible for the obligations of the Affiliated Practice, such Affiliated Practice is not in material breach of or default under, and has complied with, the terms of such Contract in all material respects and no event has occurred, is pending or threatened, which, after the giving of notice, lapse of time or otherwise, would constitute a breach or default by any of the Affiliated Practices under any such obligation under the Contract or any other party to such Contract, and (iii) since January 1, 2019, no Affiliated Practice has (x) commenced or been subject to a proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under Title 11 of the United States Code or any similar Legal Requirements or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official, (y) consented to the entry of or been subject to an order for relief in such proceeding, or (z) made a general assignment for the benefit of creditors or dissolved, terminated its existence or ceased its business operations (or any material portion thereof).

(d) To the Seller’s Knowledge, since January 1, 2019, none of the Affiliated Practices has received any written notice of any claimed material violation of any Laws by such Affiliated Practice, and each of the Affiliated Practices has been operated since January 1, 2019, in compliance in all material respects with all Legal Requirements (including Legal Requirements relating to the corporate practice of medicine, fee splitting, licensure laws, and naming and/or marketing restrictions) and has been in material compliance with all of their respective Permits.

58

(e) As of the date hereof and immediately prior to the Closing, (i) the business of each of the Affiliated Practices as currently conducted does not require any insurance license or laboratory license under Legal Requirements, (ii) none of the Affiliated Practices have engaged in any activity which constituted a material loss, limitation, restriction, revocation or suspension of any Permit, except for such losses, limitations, restrictions, revocations or suspension as would not, individually or in the aggregate, have a Material Adverse Effect on any of the Affiliated Practices, and (iii) each physician, physician assistant, nurse, technician, assistant and other clinical staff employed by or under contract with each of the Affiliated Practices has all Permits necessary to practice his or her profession in each of the states in which such individual practices on behalf of any of the Affiliated Practices.

(f) As of the date hereof and immediately prior to the Closing, with respect to each Contract of the Company, and Subsidiary, or any of the Affiliated Practices with an insurance carrier, other provider or managed care organization, (i) neither the Company, any Subsidiary, nor any such Affiliated Practice is in material breach of or default under any such Contract and no other party to such Contract is in breach thereof or default thereunder, (ii) no event has occurred, is pending or threatened, which, after the giving of notice, lapse of time or otherwise, would constitute a breach or default by the Company, any Subsidiary, or any of the Affiliated Practices under any such Contract or any other party to such Contract, and (iii) all such Contracts are in material compliance with all applicable Laws including federal and state antitrust laws.

(g) To the Seller’s Knowledge, no physician or other health care professional at any of the Affiliated Practices is subject to a pending disciplinary proceeding under the bylaws or rules of procedure of such Affiliated Practices or any state law. All disciplinary actions, imposition of restrictions or conditions, revocation or non-renewal of rights and privileges for reasons requiring reporting to local, state, federal or quasi-public authorities that are required of any of the Affiliated Practices since January 1, 2019 have been effected as required. To the Seller’s Knowledge, there is no Action pending or threatened with respect to denial or revocation of physician staff privileges or licensure of any health care professional at any of the Affiliated Practices.

Section 3.28 Full Disclosure. No representation or warranty by Sellers in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

59

Section 3.29 No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE III (including the related portions of the Disclosure Schedules), none of Sellers, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Sellers or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its Representatives (including any information, documents or material made available to Buyer in any data room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.

ARTICLE IV

Representations and warranties of buyer

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

60

Section 4.03 Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 4.05 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.06 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to satisfy in full the Purchase Price, the Target Payables, and the amount necessary to purchase and effect a valid transfer of the ALK Note (as such term is defined below).

Section 4.07 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Sellers and the Company for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in ARTICLE III of this Agreement (including the related portions of the Disclosure Schedules); and (b) none of Sellers, the Company or any other Person has made any representation or warranty as to Sellers, the Company or this Agreement, except as expressly set forth in ARTICLE III of this Agreement (including the related portions of the Disclosure Schedules).

61

Section 4.08 Director and Officer Insurance. Buyer maintains directors’ and officers’ liability insurance for its directors and officers and the directors and officers of its subsidiaries, and newly acquired subsidiaries are added in accordance with the terms of Buyer’s policy.

ARTICLE V

Covenants

Section 5.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Sellers shall, and shall cause the Company, each Subsidiary, and each Affiliated Practice to, (x) conduct the business of the Company, each Subsidiary, and each Affiliated Practice in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company, each Subsidiary, and each Affiliated Practice and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company, each Subsidiary, and each Affiliated Practice. Without limiting the foregoing, from the date hereof until the Closing Date, Sellers shall:

(a) cause the Company, each Subsidiary, and each Affiliated Practice to preserve and maintain all of its Permits;

(b) cause the Company, each Subsidiary, and each Affiliated Practice to pay its debts, Taxes and other obligations when due;

(c) cause the Company, each Subsidiary, and each Affiliated Practice to maintain the properties and assets owned, operated or used in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) cause the Company, each Subsidiary, and each Affiliated Practice to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e) cause the Company, each Subsidiary, and each Affiliated Practice to defend and protect its properties and assets from infringement or usurpation;

(f) cause the Company, each Subsidiary, and each Affiliated Practice to perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(g) cause the Company, each Subsidiary, and each Affiliated Practice to maintain its books and records in accordance with past practice;

62

(h) cause the Company, each Subsidiary, and each Affiliated Practice to comply in all material respects with all applicable Laws; and

(i) cause the Company, each Subsidiary, and each Affiliated Practice not to take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 to occur.

Section 5.02 Access to Information. From the date hereof until the Closing, Sellers shall, and shall cause the Company, each Subsidiary, and each Affiliated Practice to, (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company, each Subsidiary, and each Affiliated Practice; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company, each Subsidiary, and each Affiliated Practice as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Sellers and the Company, each Subsidiary, and each Affiliated Practice to cooperate with Buyer in its investigation of the Company, each Subsidiary, and each Affiliated Practice. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Sellers or the Company, each Subsidiary, and each Affiliated Practice. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any Seller in this Agreement.

Section 5.03 No Solicitation of Other Bids.

(a) Sellers shall not, and shall not authorize or permit any of its Affiliates (including the Company, each Subsidiary, and each Affiliated Practice) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Sellers shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company, each Subsidiary, and each Affiliated Practice) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company, any Subsidiary, or any Affiliated Practice; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company, any Subsidiary, or any Affiliated Practice; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company, any Subsidiary, or any Affiliated Practice ‘s properties or assets.

63

(b) In addition to the other obligations under this Section 5.03, Sellers shall promptly (and in any event within three Business Days after receipt thereof by Sellers or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) Sellers agree that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 5.04 Notice of Certain Events.

(a) From the date hereof until the Closing, Sellers shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by any Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting any Seller or the Company, any Subsidiary, or any Affiliated Practice that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Buyer’s receipt of information pursuant to this Section 5.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

64

Section 5.05 Resignations. Sellers shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and directors of the Company, each Subsidiary, and each Affiliated Practice requested by Buyer at least five Business Days prior to the Closing.

Section 5.06 Confidentiality. From and after the Closing, each Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, any Subsidiary, or any Affiliated Practice, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. In addition to the foregoing, the Company, each Subsidiary, each Affiliated Practice, and each Seller shall comply, and shall cause their Affiliates to comply, in all respects with that certain Mutual Non-Disclosure Agreement by and between the Company and Buyer dated July 21, 2021 (the “Mutual Non-Disclosure Agreement”), which shall survive this Agreement and the Closing. In the event of any conflict between the provisions of this Agreement and the Mutual Non-Disclosure Agreement, this Agreement shall control.

Section 5.07 Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions (including those under the HSR Act) required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Each Seller and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 of the Disclosure Schedules.

65

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or the any Ancillary Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d) If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company, any Subsidiary, and any Affiliated Practice is a party is not obtained prior to the Closing, each Seller shall, subsequent to the Closing, cooperate with Buyer and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, each Seller shall use its reasonable best efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if Sellers provide such rights and benefits, the Company shall assume all obligations and burdens thereunder.

(e) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Sellers or the Company, any Subsidiary, and any Affiliated Practice with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

66

(f) Notwithstanding the foregoing, nothing in this Section 5.09 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 5.08 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Sellers prior to the Closing, or for any other reasonable purpose, for a period of three years after the Closing, Buyer shall:

(i) retain the books and records (including personnel files) of the Company, each Subsidiary, and each Affiliated Practices relating to periods prior to the Closing in a manner determined by the Buyer in its reasonable discretion sufficient for Buyer to fulfill its obligations under this Agreement; and

(ii) upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE VI.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company, any Subsidiary, and any Affiliated Practices after the Closing, or for any other reasonable purpose, for a period of three years following the Closing, Sellers shall:

(i) retain the books and records (including personnel files) of Sellers which relate to the Company, each Subsidiary, and each Affiliated Practices and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE VI.

67

(c) Neither Buyer nor Sellers shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.10 where such access would violate any Law.

Section 5.09 Closing Conditions From the date hereof until the Closing, each party hereto shall, and Sellers shall cause the Company, each Subsidiary, and each Affiliated Practices to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof.

Section 5.10 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.11 Release of Claims. Effective as of the Closing, each of the Sellers will agree as part of their Investor Representation Letter or otherwise, that, on behalf of himself, herself, or itself and his, her, or its successors, assigns, representatives, administrators, executors and agents, and any other person or entity claiming by, through or under any of the foregoing, he/it does hereby unconditionally and irrevocably release, waive and forever discharge the Buyer and the Company and each of their past and present directors, officers, employees, agents, predecessors, successors, assigns, subsidiaries and Affiliates, from any and all claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) with respect to Company on or prior to the Closing (collectively, “Company Claims”), including without limitation any and all Company Claims arising out of or relating to: (i) such individual’s capacity as a current or former shareholder, officer or director, manager, employee or agent of Company or any of its predecessors or Affiliates (or his capacity as a current or former trustee, director, officer, manager, employee or agent of any other entity in which capacity he is or was serving at the request of Company); or (ii) any contract, agreement or other arrangement (whether written or verbal) with Company entered into or established prior to the Closing, including any shareholders agreements, equity purchase agreements, incentive grant documents, employment agreements or previous noncompetition agreements. Notwithstanding the foregoing, the above will not release the Company or other parties for obligations pursuant to this Agreement.

Section 5.12 Further Assurances.

(a) Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

68

(b) Following the Closing, Buyer shall use commercially reasonable efforts to maintain available liquidity so as to be able to make the One Year Fixed Payment and Two Year Fixed Payment at the times they become due.

(c) Following the Closing, Buyer hereby agrees to assume all liability with respect to the Closing Payables and to pay in full the Closing Payables in a timely manner as they become due, provided that the payables have all back-up and other documentation required to verify the payables as may be required by Buyer.

(d) Immediately following the transfer of the ALK Note to Buyer, Buyer shall cancel the ALK Note in full and no amounts shall be owed to Buyer under the ALK Note by the Company, Sellers, or any other Person.

ARTICLE VI

Tax matters

Section 6.01 Tax Covenants.

(a) Without the prior written consent of Buyer, Sellers (and, prior to the Closing, the Company, each Subsidiary, and each Affiliated Practices, its Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, the Company, each Subsidiary, and each Affiliated Practices, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company, each Subsidiary, and each Affiliated Practices in respect of any Post-Closing Tax Period. Sellers agree that Buyer is to have no liability for any Tax resulting from any action of Sellers, the Company, each Subsidiary, and each Affiliated Practices, its Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Company) against any such Tax or reduction of any Tax asset.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) (“Transfer Taxes”) shall be borne and paid by Sellers when due. Sellers shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

69

(c) Buyer shall prepare, or cause to be prepared, at Sellers’ expense, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and shall be submitted by Buyer to Sellers (together with schedules, statements and, to the extent requested by Seller Representative, supporting documentation) at least 20 days prior to the due date (including extensions) of such Tax Return. If Seller Representative objects to any item on any such Tax Return, it shall, within 5 days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Seller Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Seller Representative are unable to reach such agreement within ten days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Seller. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer. Seller will, no later than 5 days following the due date of any such Tax Return, timely pay to Buyer any and all Indemnified Taxes shown as due on such Tax Returns.

Section 6.02 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company, any Subsidiary, and any Affiliated Practices shall be terminated as of the Closing Date. After such date none of the Company, any Subsidiary, and any Affiliated Practices, Sellers nor any of Seller’s Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.03 Tax Indemnification. Except to the extent treated as a liability in the calculation of Closing Working Capital, Sellers shall indemnify the Company, Buyer, and each Buyer Indemnitee and hold them harmless from and against any Indemnified Taxes. In each of the above cases, Sellers shall reimburse Buyer for any Indemnified Taxes within 5 Business Days after payment of such Taxes by Buyer or the Company.

Section 6.04 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Indemnified Taxes for purposes of this Agreement shall be:

(a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

70

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.05 Contests. Buyer agrees to give notice to Seller Representative of the receipt of any written notice by the Company, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this ARTICLE VI (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Seller Representative (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Seller Representative shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Sellers. Seller shall reimburse Buyer for any expenses associated with the defense of any Tax Claim to the extent such Tax Claim relates solely to a Pre-Closing Tax Period.

Section 6.06 Cooperation and Exchange of Information. Sellers and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Sellers and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Sellers or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 6.07 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this ARTICLE VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.08 Payments to Buyer. Any amounts payable to Buyer pursuant to this ARTICLE VI shall be satisfied: (i) from the Indemnification Escrow Fund; and (ii) to the extent such amounts exceed the amount available to Buyer in the Indemnification Escrow Fund, from Seller.

71

Section 6.09 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.22 and this ARTICLE VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

Section 6.10 Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE VIII may overlap with an obligation or responsibility pursuant to this ARTICLE VI, the provisions of this ARTICLE VI shall govern.

ARTICLE VII

Conditions to closing

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) The filings of Buyer and Sellers pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(c) Sellers shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.05 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.02, in each case, in form and substance reasonably satisfactory to Buyer and Seller Representative, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Sellers contained in Section 3.01, Section 3.02, Section 3.03, Section 3.06 and Section 3.24, the representations and warranties of Sellers contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Sellers contained in Section 3.01, Section 3.02, Section 3.03, Section 3.06 and Section 3.24 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

72

(b) Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c) No Action shall have been commenced against Buyer, Sellers, the Company, any Subsidiary, or any Affiliated Practice which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed on Section 3.05 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f) The Ancillary Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Buyer.

(g) Buyer shall have received resignations of the directors and officers of the Company pursuant to Section 5.05.

(h) Sellers shall have delivered to Buyer the Estimated Closing Working Capital Statement contemplated in Section 2.04(a)(ii).

(i) Sellers shall have delivered to Buyer a good standing certificate (or its equivalent) for the Company, each Subsidiary, and each Affiliated Practice from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized.

(j) Sellers shall have delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Sellers are not foreign persons within the meaning of Section 1445 of the Code.

73

(k) Sellers shall have delivered, or caused to be delivered, to Buyer stock certificates evidencing the Shares, free and clear of Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and with all required stock transfer tax stamps affixed.

(l) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

(m) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(n) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(o) Sellers shall have validly converted the Company from a Delaware public benefit corporation to a Delaware stock corporation, in compliance with Delaware General Corporation Law, and shall deliver evidence of such conversion from the Delaware Secretary of State to Buyer.

(p) Buyer shall have obtained retro-active products liability and medical malpractice or professional liability insurance, or an irrevocable quote to obtain such insurance, covering the historical operations of the Company, and its Subsidiaries, upon terms acceptable to Buyer in its sole discretion.

(q) The Company has validly effectuated either (i) an amendment to its Certificate of Incorporation increasing the number of its authorized Shares, or (ii) a reverse stock split of the Shares, such that the amount of authorized but unissued Shares is sufficient to convert all outstanding convertible notes and any other outstanding securities or options into issued and outstanding Shares, and Sellers shall deliver to Buyer evidence of the effectiveness of such amendment.

(r) Each outstanding convertible note issued by the Company shall have been converted into Shares of the Company in accordance with the terms thereof, and all holders thereof shall have executed joinders to this Agreement as Sellers hereunder.

74

(s) Buyer shall have received Key Employee Agreements duly executed and delivered by each Key Employee.

(t) Buyer shall have received a completed and duly executed Investor Representation Letter from each Seller.

(u) All of ALK-Abelló, Inc.’s right, title and interest in and to that certain Convertible Promissory Note, dated March 31, 2021, issued by the Company to ALK-Abelló, Inc. (the “ALK Note”), shall have been validly transferred to Buyer.

(v) Buyer or the Company shall have obtained the consents, waivers, releases, acknowledgments, or other documents as set forth on Section 7.02(v) of the Disclosure Schedules.

(w) Sellers shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03 Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller Representative’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Buyer contained in Section 4.01 and Section 4.04, the representations and warranties of Buyer contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 4.01 and Section 4.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

75

(d) The Ancillary Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Seller.

(e) Buyer shall have delivered to Seller Representative cash or Buyer Shares, in accordance with Section 2.09 hereof, in an amount equal to the Closing Date Payment less the Purchase Price Adjustment Escrow Amount, to an account or accounts designated at least two Business Days prior to the Closing Date by Seller Representative in a written notice to Buyer.

(f) Buyer shall have delivered to the Escrow Agent by wire transfer of immediately available funds the Purchase Price Adjustment Escrow Amount.

(g) Seller Representative shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(h) Seller Representative shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(i) Seller Representative shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(j) Buyer shall have delivered to Seller Representative such other documents or instruments as Seller Representative reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

76

ARTICLE VIII

Indemnification

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.22 which are subject to ARTICLE VI) shall survive the Closing and shall remain in full force and effect until the date that is three years from the Closing Date; provided, that the representations and warranties in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.24, Section 4.01 and Section 4.04 shall survive indefinitely. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in ARTICLE VI which are subject to ARTICLE VI) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02 Indemnification By Sellers. Subject to the other terms and conditions of this ARTICLE VIII, each Seller shall, jointly and severally, indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of any Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of any Seller pursuant to this Agreement (other than in respect of Section 3.22, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to ARTICLE VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any Seller pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to ARTICLE VI);

(c) any Transaction Expenses or Indebtedness of the Company outstanding as of the Closing to the extent not deducted from the Purchase Price in the determination of the Closing Date Payment pursuant to Section 2.04(a)(i);

(d) any Indemnified Liabilities.

77

Section 8.03 Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VIII, Buyer shall indemnify and defend each Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than ARTICLE VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to ARTICLE VI).

Section 8.04 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) Sellers shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) except where Losses from any individual claim or series of related claims in respect of indemnification under Section 8.02(a) exceeds $10,000 (the “De Minimus Amount”), in which event Sellers shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Sellers shall be liable pursuant to Section 8.02(a) shall not exceed $1,500,000 (the “Cap”).

(b) Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) except where Losses from any individual claim or series of related claims in respect of indemnification under Section 8.03(a) exceeds the De Minimus Amount, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.

(c) Buyer Indemnitees’ sole recourse for the indemnification by Sellers set forth in Section 8.04(a) above shall be limited to the amounts in the Indemnification Escrow Fund, and the Buyer’s right of set-off against any Earn-Out Payments due to Sellers as set forth in Section 2.08(g) herein. For the avoidance of doubt, Buyer Indemnitees shall not have a right of set-off against the Initial Payment, One Year Fixed Payment, or Two Year Fixed Payment, except for the amounts in the Indemnification Escrow Fund.

78

(d) Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.01, Section 3.03, Section 3.19, Section 3.20, Section 3.24, Section 4.01 and Section 4.04.

(e) For purposes of this ARTICLE VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(f) In no event shall any Indemnifying Party (as defined below) be liable to any Indemnified Party (as defined below) for any punitive, special or indirect damages, relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple (other than indemnification for amounts paid or payable to third parties in respect of any third-party claim for which indemnification hereunder is otherwise required).

(g) Each Indemnified Party shall take, and cause its Affiliates to take, commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise to any Losses that are indemnifiable hereunder.

79

Section 8.05 Indemnification Procedures. The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party”.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

80

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.22 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in ARTICLE VI) shall be governed exclusively by ARTICLE VI hereof.

81

Section 8.06 Payments; Indemnification Escrow Fund.

(a) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds (or, if Buyer is the Indemnified Party, Buyer may set-off such Loss against the next applicable Earn-Out Payment, as set forth in Section 2.08(g) herein). The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to 5%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

(b) Any Losses payable to a Buyer Indemnitee pursuant to this ARTICLE VIII shall be satisfied: (i) from the Indemnification Escrow Fund; and (ii) to the extent the amount of Losses exceeds the amounts available to the Buyer Indemnitee in the Indemnification Escrow Fund, from Sellers.

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

Section 8.09 Exclusive Remedies. Subject to Section 2.04(b) and Section 10.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VIII. Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

82

ARTICLE IX

Termination

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller Representative and Buyer;

(b) by Buyer by written notice to Seller Representative if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by such Seller within ten days of Seller Representative receipt of written notice of such breach from Buyer; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 24, 2021 (provided, however, that Buyer may elect, in its sole discretion, to extend such deadline to January 31, 2022), unless such failure is due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Seller Representative by written notice to Buyer if:

(i) No Seller is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Buyer within ten days of Buyer’s receipt of written notice of such breach from Seller Representative; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by January 31, 2022, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Buyer or Seller Representative in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

83

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this ARTICLE IX and Section 5.06 and ARTICLE X hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X

Miscellaneous

Section 10.01 Seller Representative. By executing and delivering a counterpart to this Agreement, Sellers shall have irrevocably authorized and appointed Cleared Technologies Administrator, LLC (the “Seller Representative”) as the representative, attorney-in-fact and agent to act on behalf of each Seller for all purposes in connection with this Agreement, and all agreements ancillary hereto and to take any and all action and make any decisions or required to be taken by the Sellers pursuant to this Agreement, including, without limitation, the exercise of the power to:

(a) give and receive notices and communications;

(b) agree to, negotiate, enter into settlements and compromises of, and comply with orders of court and with respect to claims for indemnification made by Buyer pursuant to this Agreement;

(c) litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to this Agreement;

(d) execute and deliver, effectuate and bind the Sellers to all documents necessary or desirable to carry out the intent of this Agreement and any other Transaction Documents;

(e) make all elections or decisions contemplated by this Agreement;

(f) engage, employ or assist any agents or representatives (including attorneys, accountants and consultants) to assist the Seller Representative in complying with its duties and obligations; and

(g) take all action necessary or appropriate in the good faith judgment of the Seller Representative for the accomplishment of the foregoing.

84

In dealing with this Agreement and any instruments, documents or agreements relating to this Agreement, and in exercising or failing to exercise all or any of the powers conferred upon the Seller Representative, the Sellers agree: (i) that the Seller Representative shall not assume any, and shall incur no, liability whatsoever to any of the Sellers because of any error in judgment or other act or omission performed or omitted to be performed under this Agreement or in relation to this Agreement, except with respect to Seller Representative’s gross negligence, recklessness, or willful misconduct; and (ii) except to the extent of Seller Representative’s gross negligence, recklessness, or willful misconduct, to indemnify defend and hold harmless the Seller Representative for any losses incurred, arising out of or in connection with the Seller Representative carrying out its duties hereunder. Buyer shall have no liability to the Sellers for any act or omission by the Seller Representative. Buyer shall be entitled to deal exclusively with the Seller Representative on all matters relating to this Agreement. Any decision or action by Seller Representative hereunder, including any agreement between Seller Representative and Buyer relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Sellers and shall be final, binding and conclusive upon each such Person.

The Seller Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of the Sellers that held a majority of the Shares prior to the Closing (the “Seller Majority”); provided, however, in no event shall the Seller Representative be removed by the Seller Majority without the Seller Majority having first appointed a new Seller Representative who shall assume such duties immediately upon the removal of the Seller Representative. In the event of the death, incapacity, resignation or removal of the Seller Representative, a new Seller Representative shall be appointed by the vote or written consent of the Seller Majority. Notice of such vote or a copy of the written consent appointing such new Seller Representative shall be sent to Buyer, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Buyer; provided, that until such notice is received, Buyer shall be entitled to rely on the decisions and actions of the prior Seller Representative.

Section 10.02 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.03 Conflict Waiver. The parties hereto acknowledge that Telos Arete, P.C., counsel for the Company (the “Company Law Firm”) only represents the Company with respect to the transaction(s) contemplated under this Agreement, and that the Company Law Firm does not represent any Sellers or other parties to this Agreement. The Sellers and Buyer expressly waive any conflict(s) of interest that may arise from the Buyer reimbursing certain of the Company’s Transaction Expenses owed to the Company Law Firm, and hereby waive any action that they may have against the Company Law Firm regarding such conflict(s).

85

Section 10.04 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.04):

If to Seller:	To the address and email provided in the Seller’s signature panel, or as otherwise provided to the Buyer in writing by any Seller.

If to Buyer:	800 Third Avenue, Suite 2800 New York, NY 10022 E-mail: legal@lifemd.com Attention: General Counsel

with a copy to:	Dorsey & Whitney LLP 51 West 52nd Street New York, NY 10019-6119 E-mail: Marsico.anthony@dorsey.com Attention: Anthony J. Marsico

Section 10.05 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.06 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

86

Section 10.07 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.08 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.09 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.10 No Third-party Beneficiaries. Except as provided in Section 6.03 and ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.11 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

87

Section 10.12 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12(c).

Section 10.13 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature pageS follow]

88

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER:

LIFEMD, INC.

By:
Name:
Title:

[signatures continued on following pages]

89

SELLER:

By:
James Taylor

[signatures continued on following pages]

90

SELLER:

R FUNDS, LLC

By:
Name:	Ryan Rockefeller
Title:	[•]

[signatures continued on following pages]

91

SELLER:

By:
Maya Baratz

[signatures continued on following pages]

92

SELLER:

By:
Michael Blaiss

[signatures continued on following pages]

93

SELLER:

By:
Zeeshan Kaba

[signatures continued on following pages]

94

SELLER:

By:
Payel Gupta

[signatures continued on following pages]

95

SELLER:

By:
Stephanie Kennedy

[signatures continued on following pages]

96

SELLER:

By:
Wei Wei Li

[signatures continued on following pages]

97

SELLER:

RIVERPARK VENTURES III, L.P.

By:	RP VENTURES INVESTMENTS III, LLC, its General Partner

By:
Name:
Title:

98

EXHIBIT A

FORM OF ESCROW AGREEEMENT

[to be attached]

99

EXHIBIT B

FORM OF INVESTOR REPRESENTATION LETTER

[to be attached]

100

EXHIBIT C-1

FORM OF KEY EMPLOYEE AGREEMENT

[to be attached]

101

EXHIBIT C-2

FORM OF KEY EMPLOYEE AGREEMENT

[to be attached]

102

SCHEDULE 1

SELLER LIST AND PRE-CLOSING OWNERSHIP1

Name	Number of Shares
R Funds, LLC	4,000,000
James Taylor	4,000,000
Zeeshan Kaba	168,000
Payel Gupta	1,115,000
Maya Baratz	28,000
Michael Blaiss	28,000
Stephanie Kennedy	101,300
Wei Wei Li	50,500
IMA Creative LLC	40,533
River Park Ventures III, L.P.	1,284,620
AVG – FV Cleared 2020 Trust	174,931
Green Egg Ventures, LLC	233,354
Victoria Grove, LLC	231,076
Jesse Morris	23,243
Mindset Holdings, Inc.	92,901
Purple Sage Ventures, LLC	58,217
CL Fund I, a series of Wisdom Partners, LP	580,663

1 Assuming vesting of all outstanding shares and achievement of all conditions to closing as set forth in this Agreement on or before January 17, 2022.

103

SCHEDULE 2

ADJUSTMENTS TO CLOSING PAYABLES

104